Exhibit 8.1

THE WARNER 1299 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20004-2400 TEL +1 202.639.7700 FAX +1 202.639.7890 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

April 30, 2014

Don J Lonczak
SLM Corporation	TEL: 2026397744
300 Continental Drive	FAX: 2025851001
Newark, Delaware 19713	don.lonczak@bakerbotts.com

Navient Corporation

300 Continental Drive,

Newark, Delaware 19713

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to SLM Corporation (formerly New BLC Corporation), a Delaware corporation (“Parent”), and the former SLM Corporation (“Old SLM”), also a Delaware corporation, in connection with (i) the merger (the “Reorganization”) of Old SLM with and into a wholly-owned subsidiary of Parent, (ii) the internal spin-off by Sallie Mae, Inc., a Delaware corporation and subsidiary of Parent (“Internal Distributing”), of its private education loan servicing business (the “Internal Spin-off”), (iii) the spin-off of Parent’s education loan management business to its public shareholders (the “External Spin-off”) and (iv) certain related internal restructuring transactions (collectively, the Reorganization, the Internal Spin-off, the External Spin-off and the related internal restructuring transactions are referred to herein as the “Transactions”).

Parent and Old SLM have requested our opinion (the “Tax Opinion”) regarding certain U.S. federal income tax consequences of the Transactions. Pursuant to such request, Parent, Old SLM and we have agreed that this Tax Opinion addresses, considers and provides conclusions only with respect to the specific U.S. federal income tax matters addressed herein. Additional issues that are not addressed in this Tax Opinion could affect the U.S. federal income tax treatment of the Transactions. At the request of Parent and Old SLM, we also have addressed this Tax Opinion to Navient Corporation (“External Controlled”). We note, however, that we do not represent, and we undertake no additional attorney-client responsibilities with respect to, External Controlled.

In accordance with Treasury Department Circular 230 and pursuant to the request of Parent and Old SLM, this Tax Opinion addresses, considers and provides conclusions only with respect to the U.S. federal income tax matters discussed herein. Additional issues that are not discussed in our Tax Opinion could affect the U.S. federal income tax treatment of the Transactions. Our Tax Opinion was not written, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on it with respect to any U.S. federal income tax issue not expressly discussed in our Tax Opinion.

Except where expressly stated otherwise, all “section” references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

April 30, 2014

Factual Assumptions

In rendering our Tax Opinion, we have examined, and relied (without independent verification) upon the accuracy and completeness of all the facts, information, covenants, representations, and warranties contained in, originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the separation and distribution agreement, dated as of the date hereof, among Parent, Old SLM and External Controlled, and all other agreements entered into by such parties or their affiliates relating to the Transactions;

(ii)	the information statement and other documents included as part of the registration statement on Form 10 (File No. 001-36228), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, or incorporated by reference therein; and

(iii)	such other documents and records as we have deemed necessary or appropriate as a basis for the conclusions set forth below.

In addition, as to certain facts that may be material to our Tax Opinion, we have relied upon certain statements and representations made on behalf of Parent, Old SLM, External Controlled, Internal Distributing and SMB Servicing Company, Inc. (“Internal Controlled”) by officers and other representatives of Parent and Old SLM and upon statements and representations set forth in a representation letter, delivered by Parent to us, dated the date hereof (the “Representation Letter”). Our Tax Opinion assumes that such statements and representations are true and correct as of the effective time of the External Spin-off, without regard to any qualification for knowledge or belief.

We have concluded that none of the factual assumptions, representations, statements, or findings upon which our Tax Opinion is based are unreasonable, within the meaning of Circular 230, because we do not know, and have no reason to believe, that any such factual assumptions, representations, statements, or findings are incorrect or incomplete. Please be aware, however, that, for the most part, we have not conducted any independent review of such factual assumptions, representations, statements, or findings.

Our Tax Opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of all of the facts and information provided by, and the covenants, representations, and warranties made by, Parent, Old SLM, External Controlled, Internal Distributing, Internal Controlled and all relevant parties to the Transactions described herein. Any change to or inaccuracy in any of such facts, information, covenants, representations, or warranties could affect or negate one or more of the conclusions stated herein.

April 30, 2014

Qualifications as to Legal Matters

In rendering our Tax Opinion, we have relied upon applicable provisions of the Code, the Treasury regulations promulgated thereunder, pertinent judicial authorities, administrative rulings and practice, and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, Treasury regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our Tax Opinion is based or the occurrence of events subsequent to the effective time of the External Spin-off could affect one or more of our conclusions as stated herein.

The analysis of the U.S. federal income tax consequences of the Transactions involved a close evaluation of the applicable legal standards in light of the facts and circumstances related to the Transactions. No assurances can be given that the Internal Revenue Service (“IRS”) will not assert a position contrary to one or more of the conclusions set forth in our Tax Opinion or that a court will not agree with the IRS’s contrary position.

Opinion

Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for U.S. federal income tax purposes:

1.	The Reorganization will constitute a reorganization within the meaning of section 368(a)(1)(F) and will not be integrated with the other Transactions.

2.	The Internal Spin-off will constitute a reorganization within the meaning of sections 368(a)(1)(D) and 355, such that Internal Distributing, Internal Controlled and Parent will not be subject to U.S. federal income tax in respect of the Internal Spin-off (except with respect to any inter-company transactions or excess loss account required to be taken into account in connection with the Internal Spin-off under Treasury regulation section 1.1502-13 or 1.1502-19, respectively).

3.	The External Spin-off will constitute a reorganization within the meaning of sections 368(a)(1)(D) and 355, such that Parent, External Controlled and Parent’s shareholders will not be subject to U.S. federal income tax in respect of the External Spin-off (except with respect to any inter-company transactions or excess loss account required to be taken into account in connection with the External Spin-off under Treasury regulation section 1.1502-13 or 1.1502-19, respectively).

Except as expressly set forth above, we express no other opinion relating to the tax consequences of the Reorganization, the External Spin-off or the Internal Spin-off, including any potential tax consequences under state, local or non-U.S. tax law. Our Tax Opinion is expressed as of the date hereof, and we disclaim any undertaking to advise Parent or External Controlled of

April 30, 2014

any changes of or to any of the matters stated or assumed herein or of any subsequent changes in or to applicable law. Our Tax Opinion is solely for the benefit of the addressees above and is not to be relied upon, used, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

Sincerely,

/s/ Baker Botts L.L.P.

Baker Botts L.L.P.